Exhibit 99.1

NEWMARKET CORPORATION REPORTS RECORD FIRST QUARTER RESULTS

•	Net Income Increases 34 Percent

•	Earnings Per Share Increases 39 Percent

•	Petroleum Additives Operating Profit Increases 33 Percent

•	New $650MM Loan Agreement Completed in First Quarter

•	$150MM Bonds Redeemed

Richmond, VA, April 25, 2012 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2012.

Net income for the first quarter of 2012 increased to $66.5 million, an improvement of 34 percent over net income of $49.6 million for the first quarter of last year. Earnings per share increased to $4.96 from $3.57 in the first quarter of last year, an improvement of 39 percent.

Earnings for both the first quarter of this year and first quarter last year include an income benefit from an interest rate swap, while the first quarter of this year also includes a charge for the early extinguishment of debt. The following Summary of Earnings reflects net income and earnings per share with and without these two items.

	Summary of Earnings
	(In millions, except per-share amounts)
	First Quarter Ended
	March 31
	2012	2011
Net Income
Net income	$66.5	$49.6
(Gain) on interest rate swap agreement	(1.1)	(0.5)
Loss on early extinguishment of debt	2.0	—

Income excluding the effects of extinguishment of debt and swap	$67.4	$49.1

Diluted Earnings Per Share:
Net income	$4.96	$3.57
(Gain) on interest rate swap agreement	(0.08)	(0.04)
Loss on early extinguishment of debt	0.15	—

Income excluding the effects of extinguishment of debt and swap	$5.03	$3.53

Petroleum Additives had an excellent first quarter with operating profit increasing to $107.2 million. This represents an improvement of 33 percent over operating profit for the first quarter of last year of $80.6 million. Sales of petroleum additives for this year’s first quarter of $557.7 million reflect an increase of 11 percent over sales for last year’s first quarter of $502.7 million. Shipments were about even with the first quarter last year. The strong performance reflects higher operating profit margins and improvements in all of our major product lines as well as most major geographic regions in which we operate. First quarter volumes and profits were also up considerably compared to the fourth quarter of 2011. Demand has rebounded from the low levels of the fourth quarter – up 11 percent sequentially – to levels more in keeping with normal industry consumption. Some raw material costs were lower in the first quarter, and the fourth quarter had negative effects of considerable one-time costs. Our operating profit margin increased to 19.2 percent for the first quarter of this year. We are currently experiencing rising raw material costs which will impact future quarters’ performances. For the four consecutive quarters that ended March 31, 2012, our operating margin was 15.4 percent, which is in line with our expectations for this business. We expect 2012 to show better financial results than 2011, but we do not expect to post four consecutive quarters like this one.

We believe the long-term fundamentals of the business are solid. Our industry produces products that are essential for the proper operation of modern equipment, and market demand continues to grow at an average of 1-2 percent per year. Our plans call for us to grow somewhat faster than the industry by expanding geographically in areas where we are underrepresented; extending our product line offerings; and most important, continuing to supply our customers with innovative, technology-driven marketing solutions through differentiated quality products and services. Over the last several years, we have seen wider swings in quarterly demand patterns, and this is likely to continue.

During the quarter we made some significant changes to our debt structure to increase capacity and reduce cost. We entered into a new $650 million five-year unsecured revolving credit facility, replacing the company’s previous $300 million unsecured revolving credit facility which would have matured on November 12, 2015. This new credit facility provides us with significantly lower cost of borrowing and increased operating flexibility to execute our long-term business plans. We believe the terms of this new credit facility reflect the strength of our business, the significant cash flow we generate and the strength of our balance sheet. On April 16, 2012, we completed the early redemption of all the bonds we had outstanding at the end of last year. Those bonds had a principal amount of $150MM and a coupon rate of 7.125 percent and were due in December of 2016.

We are pleased with our earnings performance for the first quarter of this year in which we mark 125 years as a corporation. This excellent start continues to enhance our strong financial position. This, together with our recently secured new loan agreement, strengthens our capacity for future growth and our ability to improve shareholder value.

Please read our first quarter Form 10-Q for more details on the operations of the Company.

Sincerely,

/s/ Thomas E. Gottwald

Thomas E. Gottwald

The earnings for the first quarter of this year and first quarter last year include an income benefit from an interest rate swap related to financing on Foundry Park resulting from the Company valuing the swap agreement at fair value at the end of each reporting period. The first quarter of this year also includes a loss on the early extinguishment of debt. The Company is reporting net income including these items, as well as income excluding them, and related per share amounts in the Summary of Earnings included in the earnings release. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as Net income, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the benefit of valuing the swap agreement and the loss on the early extinguishment of debt. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 26, 2012, to review first quarter financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until May 2, 2012 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 391868. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate recent or future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2011 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax:      804.788.5688

Email:  investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended
	March 31
	2012	2011
Revenue:
Petroleum additives	$557.7	$502.7
Real estate development	2.9	2.9
All other (a)	2.1	2.5

Total	$562.7	$508.1

Segment operating profit:
Petroleum additives	$107.2	$80.6
Real estate development	1.8	1.8
All other (a)	0.5	0.2

Segment operating profit	109.5	82.6

Corporate unallocated expense	(5.5)	(4.1)
Interest and financing expenses	(4.5)	(4.6)
Gain on an interest rate swap agreement (b)	1.7	0.9
Loss on early extinguishment of debt (c)	(3.2)	0.0
Other income (expense), net	0.8	(1.4)

Income before income tax expense	$98.8	$73.4

Net income	$66.5	$49.6

Basic earnings per share	$4.96	$3.57

Diluted earnings per share	$4.96	$3.57

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our TEL business, as well as certain contract manufacturing of Ethyl Corporation.
(b)	The gain on an interest rate swap represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap and, accordingly, any change in fair value is immediately recognized in earnings.
(c)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaces our previous $300 million unsecured revolving credit facility. In April 2012, we used a portion of this larger credit facility to fund the early redemption of all of our outstanding 7.125% senior notes due 2016, representing an aggregate principal amount of $150 million. As a result, during the three months ended March 31, 2012, we recognized a loss on early extinguishment of debt of $3.2 million from accelerated amortization of financing fees associated with the prior revolving credit agreement and cost associated with redeeming the senior notes prior to maturity.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended
	March 31
	2012	2011
Revenue:
Net sales - product	$559,821	$505,225
Rental revenue	2,858	2,858

	562,679	508,083

Costs:
Cost of goods sold - product	392,075	366,051
Cost of rental	1,068	1,068

	393,143	367,119

Gross profit	169,536	140,964

Selling, general, and administrative expenses	36,908	38,424
Research, development, and testing expenses	27,895	24,461

Operating profit	104,733	78,079

Interest and financing expenses	4,482	4,645
Loss on early extinguishment of debt (a)	3,221	—
Other income (expense), net (b)	1,773	(67)

Income before income tax expense	98,803	73,367

Income tax expense	32,256	23,778

Net income	$66,547	$49,589

Basic earnings per share	$4.96	$3.57

Diluted earnings per share	$4.96	$3.57

Shares used to compute basic earnings per share	13,405	13,890

Shares used to compute diluted earnings per share	13,405	13,906

Cash dividends declared per share	$0.75	$0.44

Notes to Consolidated Statements of Income

(a)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaces our previous $300 million unsecured revolving credit facility. In April 2012, we used a portion of this larger credit facility to fund the early redemption of all of our outstanding 7.125% senior notes due 2016, representing an aggregate principal amount of $150 million. As a result, during the three months ended March 31, 2012, we recognized a loss on early extinguishment of debt of $3.2 million from accelerated amortization of financing fees associated with the prior revolving credit agreement and cost associated with redeeming the senior notes prior to maturity.
(b)	On June 25, 2009 we entered into an interest rate swap. The gain on the interest rate swap was $1.7 million for the three months ended March 31, 2012 and $0.9 million for the three months ended March 31, 2011. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31	December 31
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$72,746	$50,370
Trade and other accounts receivable, less allowance for doubtful accounts ($518 - 2012; $516 - 2011)	311,888	278,332
Inventories	315,101	306,785
Deferred income taxes	5,334	7,261
Prepaid expenses and other current assets	39,932	36,983

Total current assets	745,001	679,731

Property, plant and equipment, at cost	1,046,349	1,034,472
Less accumulated depreciation and amortization	692,524	681,506

Net property, plant and equipment	353,825	352,966

Prepaid pension cost	12,596	11,494
Deferred income taxes	34,242	35,805
Other assets and deferred charges	71,478	73,619
Intangibles (net of amortization) and goodwill	36,355	38,047

Total assets	$1,253,497	$1,191,662

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$119,608	$103,217
Accrued expenses	65,383	78,546
Dividends payable	8,521	8,529
Book overdraft	7,712	1,680
Long-term debt, current portion	10,798	10,966
Income taxes payable	28,931	13,086

Total current liabilities	240,953	216,024

Long-term debt	209,831	232,601
Other noncurrent liabilities	188,542	193,444

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 13,404,831 in 2012 and 2011	64	64
Accumulated other comprehensive loss	(90,647)	(98,732)
Retained earnings	704,754	648,261

	614,171	549,593

Total liabilities and shareholders’ equity	$1,253,497	$1,191,662

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Three Months Ended March 31
	2012	2011

Net income	$66,547	$49,589
Depreciation and amortization	10,065	10,167
Loss on early extinguishment of debt	3,221	—
Working capital changes	(22,877)	(45,598)
Capital expenditures	(7,432)	(24,151)
Net (repayments) borrowings under revolving credit agreements	(22,000)	37,000
Repurchases of common stock	—	(27,427)
Dividends paid	(10,054)	(903)
All other	4,906	1,934

Increase in cash and cash equivalents	$22,376	$611

NEWMARKET CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL INFORMATION

(In thousands, unaudited)

	Three Months Ended March 31
	2012	2011

Net Income	$66,547	$49,589

Add:
Interest and financing expenses	4,482	4,645
Income tax expense	32,256	23,778
Depreciation and amortization	10,065	10,167

EBITDA	113,350	88,179

Less Gain: Interest rate swap agreement	(1,735)	(866)
Plus Loss: Early Extinguishment of Debt	3,221	—

EBITDA, as adjusted	$114,836	$87,313